Exhibit 2.1

2 June 2023

Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758) (Buyer)

Suite 400, 425 Houston St, Ft Worth, Texas, 76102

Attention: Michael McMullen (Director)

Email: mick.mcmullen@metalsacqcorp.com

Metals Acquisition Corp (Buyer Guarantor)

Suite 400, 425 Houston St, Ft Worth, Texas, 76102

Attention: Michael McMullen (Director)

Email: mick.mcmullen@metalsacqcorp.com

Metals Acquisition Limited (Re-Domiciled Buyer Guarantor)

3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey

Attention: Michael McMullen (Director)

Email: mick.mcmullen@metalsacqcorp.com

Glencore Operations Australia Pty Limited (ACN 128 115 140) (Seller)

Level 44 Gateway, 1 Macquarie Place, Sydney NSW 2000

Attention: Company Secretary

Email: Company.secretary@glencore.com.au

Dear Sirs

CMPL Share Sale Agreement – Side Letter re Security Interests and other Amendments

1	Introduction

We refer to the document entitled ‘CMPL Share Sale Agreement’ dated 17 March 2022 as amended from time to time (SSA) between the Buyer, the Buyer Guarantor, Re-Domiciled Buyer Guarantor and the Seller.

Capitalised terms in this letter which are not otherwise defined are to have the meaning given to them in the SSA.

2	NSR Security Interests

Each party acknowledges and agrees that the SSA is amended by:

(1)	inserting the following definitions in clause 1.1 (“Definitions”) of the SSA:

Delayed Documents means the ‘Material Contracts’ as that term is defined in the Intercreditor Deed.

Intercreditor Deed means the intercreditor deed to be entered into between, amongst others, the Seller, the Buyer Guarantor, the Re-Domiciled Buyer Guarantor and the Senior Security Trustee which as at the date of this letter is in the form set out in email from Chris Rosario of Squire Patton Boggs to Paul Kramer of King & Wood Mallesons (cc Nicholas Pappas, Andrew Maynes and others) dated 2 June 2023 at 4.49pm (AWST).

NSR Security Interest has the meaning given in the Intercreditor Deed.

NSR Security Interest Document means:

(a)	the Target General Security Deed;

(b)	the Australian law general security deed to be granted by the Buyer, the Buyer Guarantor and the Re-Domiciled Buyer Guarantor in favour of the Seller;

(c)	the Cayman Island law fixed and floating charge to be granted by the Buyer Guarantor in favour of the Seller;

(d)	the Jersey law Security Interest Agreement to be granted by the Re-Domiciled Buyer Guarantor in favour of the Seller; and

(e)	the Real Property Mortgages (as that term is defined in the Intercreditor Deed) to be granted by the Company in favour of the Seller.

Senior Security Interests has the meaning given in the Intercreditor Deed.

Senior Security Trustee means Citicorp International Limited.

Target General Security Deed means the GSD (as that term is defined in the Intercreditor Deed) to be entered into between the Seller and the Company.

Whitewash Procedures has the meaning given in the Intercreditor Deed.

(2)	amending clause 8.2(b)(xiii) of the SSA as follows:

“(xiii)     (Royalty Deed) a counterpart of the Royalty Deed and ~~Tenement Mortgage~~  Target General Security Deed duly executed by the Company and all relevant Seller Group Members;”

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(3)	amending clause 8.3(b)(vii) of the SSA as follows:

“(vii)     (Royalty Deed) a counterpart of the Royalty Deed and each NSR Security Interest Document as well as any other documents reasonably required by the Seller in order lodge, register or perfect the NSR Security Interests, subject to clause 9.10 below, duly executed by the Buyer Guarantor and all relevant Buyer Group Members (including one (1) duly executed original of each NSR Security Interest Document to be entered into by the Company and any associated documents reasonably required by the Seller (Original Target Security Documents), with those Original Target Security Documents to be undated and to be held by the Seller until such time as it retakes the Target General Security Deed in accordance with clause 9.10 below (at which point the Seller is authorised to date each Original Target Security Document with the relevant date on which it retakes)).;”

(4)	inserting the following new clause 9.10:

“9.10	Registration of Securities

(a)	The Seller may lodge, register or perfect the Target General Security Deed, subject to this clause 9.10. The Seller must not, however, take any steps to lodge, register or perfect any other NSR Security Interest Document until after the Senior Security Trustee has registered the Senior Security Interests (in order for it to preserve its security position in accordance with the terms of the Intercreditor Deed).

(b)	Following registration by the Seller of the Target General Security Deed the Seller agrees to:

(i)	at direction of the Buyer or the Senior Security Trustee, promptly take all actions (including execution of all necessary documents) reasonably required to release the registrations made in respect of the Target General Security Deed in order to give effect to the priority order set out in the Intercreditor Deed; and

(ii)	not retake any registrations made in respect of the Target General Security Deed until after the Senior Security Trustee has registered the Senior Security Interests (in accordance with the terms of the Intercreditor Deed) provided that such registrations are made by the Senior Security Trustee as soon as practicable (and, in any event, within 60 days of Completion).

(c)	For the avoidance of doubt, and subject to clause 9.10(b)(ii) above, the Buyer acknowledges and agrees that, following registration of the Senior Security Interests by the Senior Security Trustee, the Seller may:

(i)	immediately retake all registrations required to give effect to the terms of the Target General Security Deed; and

(ii)	make any other registrations to perfect the NSR Security Interests.

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(d)	The Company agrees to promptly take such actions as may be reasonably necessary or required (including prompt execution of any documents or forms required) to give effect to the lodgement, registration and perfection of any NSR Security Interest with effect from Completion in accordance with this clause 9.10 and the terms of the Intercreditor Deed.

(e)	Notwithstanding the terms of the Target General Security Deed, the Seller acknowledges and agrees that any security interest granted to it pursuant to the Target General Security Deed does not attach to and is not intended to apply in respect of the Company’s rights and interests in the Delayed Documents until the date that is 30 days following Completion and, from Completion, the Seller must do all reasonable things required by the Company to evidence the foregoing to third parties if and when required by the Company.

(f)	Clause 9.10(e) prevails to the extent of any inconsistency with the provisions of the Target General Security Deed.”

3	Completion Date

Each party acknowledges and agrees that the definition of:

(1)	“Completion Date” in clause 1.1 (“Definitions”) of the SSA is deleted and replaced with:

“Completion Date means the later of 15 June 2023 or the date that is 8 Business Days after the date that Item (b) of clause 2.1 is satisfied, unless otherwise agreed between the parties in writing.”; and

(2)	“Effective Time” in clause 1.1 (“Definitions”) of the SSA is deleted and replaced with:

“Effective Time means 11.59pm Sydney, Australia time on the last Business Day immediately preceding the date on which Completion occurs.”

The parties further acknowledge and agree that clause 1.2(p) of the SSA does not apply to actions required to be taken at Completion.

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4	Shares

Each party acknowledges and agrees that the table in Schedule 1 (“Shares”) of the SSA is deleted and replaced with the following:

Seller	Class of shares	Percentage of share class	Beneficial Owner	Fully paid?
Glencore Operations Australia Pty Limited (ACN 128 115 140)	Ordinary	100%	Yes	Yes

5	Working Capital

Each party acknowledges and agrees that the SSA is amended by:

(1)	deleting the definition of “Minimum Working Cash Amount” in clause 1.1 (“Definitions”) of the SSA;

(2)	deleting the Warranty entitled “Minimum Cash” at paragraph 18 of Schedule 5 of the SSA; and

(3)	inserting the following new clause 7.1(d):

“(d)	Notwithstanding anything to the contrary in this document (including any obligations under clause 6.1), the Seller may, at any time prior to the Effective Time, exercise full control and authority over the bank accounts of the Company and withdraw, or cause to be withdrawn, all of the cash within the Company’s bank accounts.”; and

(4)	inserting the following new clause 7.1(e):

“(e)	If, on and from Completion, any amount(s) of cash remain in the bank account(s) of the Company held with the Commonwealth Bank of Australia which:

(i)	are attributable to an item or amount in the Completion Statements that should have been adjusted in favour of the Seller under the terms of this document but were not; or

(ii)	which otherwise accrue to, or for the benefit of, the Seller under or in connection with the terms of this document,

the Buyer agrees to provide (and procure that the Company provides) all reasonable assistance and access (including any requisite authority) to those relevant bank account(s) in order for the Seller to withdraw those amounts to its nominated account.”

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(5)	amending the definition of “Estimated Adjustment Amount” in clause 7.1(b) of the SSA as follows:

“Estimated Adjustment Amount means the amount (in US$) calculated in accordance with the following formula:

A + B + C - ECCA – US$15,000,000

Whereby:

A means the Estimated Net Debt Amount (in US$);

B means the Estimated Working Capital Adjustment Amount (in US$); and

C means the Estimated Tax Adjustment Amount (in US$).

ECCA means the Estimated Copper Concentrate Shortfall (in $US).”

(6)	inserting the following new definitions in clause 7.1(b) of the SSA:

“Estimated Copper Concentrate Shortfall means the Seller’s reasonable estimate (in US$) of the following amount (if any):

ECCA = [Base CC – Actual CC] x [New OT CC Value – SSA CC Value]

Whereby:

Base CC means 11,000dmt of copper concentrate material.

Actual CC means the actual tonnage (dmt) of copper concentrate material at the Mine, in transit to the port, or at the port, at the Effective Time as surveyed by the Seller, acting reasonably.

New OT CC Value means a value of $1,832.46/dmt.

SSA CC Value means the value of 1dmt of copper concentrate material located at the port valued in accordance with the relevant Accounting Principles set out in Schedule 6 (including paragraph 2.7 of Schedule 6) plus royalty costs not already included.

Where the ECCA is a negative number, it is deemed to be expressed as $0.

(7)	the parties acknowledge and agree that nothing in this clause 7.1 of the SSA is intended to prejudice or override the terms of clause 6.2(c)(i) of the Deed of Amendment, Consent & Covenant dated 22 November 2022;

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(8)	amending clause 10.1 (“Completion Statements”) of the SSA as follows:

“10.1	Completion Statements

The Seller must, as soon as reasonably practicable after Completion but no earlier than 85 days after Completion (and, in any event, within 90 days after ~~that date~~ Completion), prepare and deliver to the Buyer drafts of the Completion Statements and the Tax Adjustment Statement together with their draft calculation of the Final Adjustment Amount”; and

(9)	amending and restating the definition of “Final Adjustment Amount” in clause 10.2 (“Calculation of Final Adjustment Amount”) of the SSA as follows:

“Final Adjustment Amount means the amount (in US$) calculated in accordance with the following formula:

D + E + F + G + US$15,000,000

Whereby:

D means the Final Net Debt Adjustment Amount (in US$);

E means the Final Working Capital Adjustment Amount (in US$);

F means the Final Tax Adjustment Amount (in US$); and

G means the FX Adjustment.”

(10)	inserting a new clause 6.12 in the SSA as follows:

“6.12	Inventory

The Buyer consents to the Seller procuring that, the Company waives its right to invoice for, and Glencore International AG waives its right to purchase, any quantity of unshipped copper concentrate material under clause 10 of the existing offtake arrangement between the Company and Glencore International AG in respect of unshipped material produced in the months of May and June 2023.

6	Rehabilitation Bond

Each party acknowledges and agrees that the SSA is amended by:

(1)	amending and restating the definition of “Financial Assurances” in clause 1.1 (“Definitions”) of the SSA as follows:

“Financial Assurances means the bank guarantees or securities provided to the State in respect of any Security Bond Liability.”

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(2)	amending and restating the definition of “Replacement FA Guarantees” in clause 1.1 (“Definitions”) of the SSA:

“Replacement Current FA Guarantees means~~,~~ Financial Assurances provided by or on behalf of the Buyer or its Related Bodies Corporate (but which, for the avoidance of doubt, do not include any Financial Assurances or TM Indemnification Amounts provided by or on behalf of a Seller Group Member) in amounts equal to the Current Financial Assurances in accordance with clause 8.8.”

(3)	amending and restating the definition of “Unreleased Financial Assurance” in clause 1.1 (“Definitions”) of the SSA as follows:

“Unreleased Financial Assurance has the meaning given in clause 8.8A(i)”.

(4)	inserting the following new definitions at clause 1.1 (“Definitions”) of the SSA:

Current Financial Assurances means the Financial Assurances provided by or on behalf of the Company or its Related Bodies Corporate in place as at the Final Amendment Execution Date, as set out in Schedule 11 and for an aggregate amount of A$37,424,500.

Current Financial Assurances Costs has the meaning given in clause 8.8(a)(i).

Delta FA Due Date means the last date on which a Financial Assurance must be provided by or on behalf of the Company in respect of any increased Security Bond Liability for CML 5 (1992) as notified by the State and/or relevant Government Agency (which as at the Final Amendment Execution Date is typically 42 days from the receipt by the Company of a modified authorisation instrument or endorsement schedule relating to the security deposit condition).

Delta FA Guarantees means Financial Assurances provided by the Seller or its Related Bodies Corporate in amounts equal to the Security Bond Delta from time to time in accordance with the Seller’s obligations under the FA Guarantee.

Excess FA has the meaning given in clause 8.8A(m).

Excess FA Guarantees has the meaning given in clause 8.8A(m).

FA Delta Cap means, from time to time, an amount equal to the FA Guarantee Cap less A$37,424,500.

FA Guarantee has the meaning given in clause 8.8A(a).

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FA Guarantee Cap means the lesser of the following:

(a)	A$79,981.000 (being the amount specified in the Notice of Assessment) (NOA FA Amount); or

(b)	any other amount(s) as determined or assessed by any Government Agency as the Security Bond Liability in connection with rehabilitation obligations under CML 5 (1992) only, including any determination or assessment made by a Government Agency in response to any challenge, reapplication or review of the Notice of Assessment and/or the NOA FA amount (including by way of a replacement Rehabilitation Cost Estimate and accompanying documentation which were submitted by the Company to the NSW Resources Regulator on 1 June 2023).

FA Guarantee End Date means the date that is the earlier of the end of the ‘Senior Subordination Period’ (as that term is defined in the Intercreditor Deed on the date of Completion) or the date that the ‘Senior Facility Agreement’ (as that term is defined in the Intercreditor Deed on the date of Completion) is refinanced in accordance with the terms of the Intercreditor Deed.

FA Guarantee Notice has the meaning given in clause 8.8A(b).

FA Guarantee Period means the period commencing on Completion and ending on the FA Guarantee End Date.

FA Release Period has the meaning given in clause 8.8A(j).

Final Amendment Deed means the Side Letter titled ‘CMPL Share Sale Agreement – Side Letter re Security Interests and other Amendments’ dated 2 June 2023 between the Buyer, Buyer Guarantor, Re-Domiciled Buyer Guarantor and the Seller.

Final Amendment Execution Date means the date that the Final Amendment Deed is executed by all parties to it.

General Agreement of Indemnity means the document of that name provided by Tokio Marine HCC as forwarded by email from Chris Rosario of Squire Patton Boggs to Paul Kramer of King & Wood Mallesons (cc Nicholas Pappas and others) dated 31 May 2023 at 8.51pm (AEST)and which document is on terms labelled “TMHCC – International Indemnity Agreement 01/2020”.

Notice of Assessment means the letter entitled “Notification of assessment for security deposit (Assessed Deposit)” under number “LETT0008129” which was issued by the NSW Resources Regulator to the Company on 5 May 2023.

Security Bond Delta means the amount, from time to time during the FA Guarantee Period, that the Security Bond Liability exceeds the aggregate amount of the Current Financial Assurances or Replacement Current FA Guarantees (if any are in place), but which amount is to be capped at and must not exceed the FA Delta Cap.

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Security Bond Liability means such amounts payable by or on behalf of the Company to the State in respect of environmental Approvals for the Mining Tenements and in accordance with the Mining Act.

TM Facility Excess has the meaning given in clause 8.8A(p).

TM Facility Limit has the meaning given in clause 8.8A(o).

TM Indemnification Amount has the meaning given in clause 8.8A(p).

(5)	amending and restating clause 8.3(b)(iii) as follows:

“(iii)	[Not used]”

(6)	amending and restating clause 8.8 (“Release of Financial Assurances”) of the SSA as follows:

“8.8	Maintenance of Financial Assurances

(a)	Subject to clause 8.8A, on and from Completion the Seller agrees to procure that each Financial Assurance comprising the Current Financial Assurances is maintained with the State on behalf of the Company for a period of no more than 90 days from Completion (Initial Bond Period).

(b)	The Buyer must promptly do everything necessary to assist the Seller with the release of the Current Financial Assurances prior to the expiry of the Initial Bond Period, including:

(i)	lodging duly completed and executed forms as may be required by the State; and

(ii)	providing the State with any further financial assurance amount in relation to the Mining Tenements and related environmental Approvals if required by the State.

(c)	If any amount is drawn against the Current Financial Assurances (or where the relevant Current Financial Assurance amount is voluntarily cashed out by the relevant provider of that Current Financial Assurance in favour of the State and the State or any Government Agency draws on that cash) after Completion the Buyer must immediately on demand pay to the Seller an amount equal to the amount drawn.

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(d)	Without limiting clause 8.8(a), on and from Completion the Buyer agrees to indemnify and hold harmless the Seller and its Related Bodies Corporate from and against any Liability the Seller or its Related Bodies Corporate may incur or sustain in relation to the Current Financial Assurances (including any amount drawn down on such Current Financial Assurances whether the assurance is in the form of cash or otherwise).

(e)	Subject to clause 8.8(f) and 8.8(g), if:

(i)	the Buyer does not procure the release of the Current Financial Assurances prior to the expiry of the Initial Bond Period; or

(ii)	the Delta FA Due Date occurs prior to the expiry of the Initial Bond Period,

then the following will apply for such time until the Buyer does procure the release of the Current Financial Assurances (Suspension Period):

(iii)	the obligations of the Seller and its Related Bodies Corporate under clauses 8.8A(a), 8.8A(c), 8.8A(d), 8.8A(e), 8.8A(p) and 8.8A(q) will immediately be suspended to be of force and effect (Suspended Seller Obligations) but the Seller and its Related Bodies Corporate will retain all rights it has under clause 8.8A;

(iv)	each Buyer Group Member (including the Company) is barred from requiring the Seller and each of its Related Bodies Corporate to perform the Suspended Seller Obligations during the Suspension Period such that the Seller and each of its Related Bodies Corporate have no Liability to the Buyer or its Related Bodies Corporate in respect of not performing the Suspended Seller Obligations during the Suspension Period;

(v)	the Buyer, in addition to performing its existing obligations under clause 8.8A, is deemed to have assumed full and primary responsibility for the prompt performance and provision of any FA Guarantee and/or Financial Assurances in respect of any Security Bond Delta obligations under clause 8.8A and fully indemnifies the Seller and its Related Bodies Corporate in respect of any failure to comply with the FA Guarantee and any associated obligations under clause 8.8A;

(vi)	the Buyer must continue to promptly do everything necessary to assist the Seller with the release of the Current Financial Assurances; and

(vii)	following the commencement of a Suspension Period, upon the Buyer procuring the release of the Current Financial Assurances, this clause 8.8(e) will cease to apply and the Suspended Seller Obligations will cease to be suspended and revert to being obligations of the Seller and its Related Bodies Corporate.

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(f)	Where clause 8.8(e) applies, it is acknowledged and agreed that, during any Suspension Period, the parties will cooperate do everything reasonably necessary to promptly achieve a subsequent rebalancing of responsibilities for the provision and maintenance of Financial Assurances between them such that:

(i)	the Seller or its Related Bodies Corporate are responsible for the provision and maintenances of Financial Assurances in respect of the Security Bond Delta only until the FA Guarantee End Date; and

(ii)	the Buyer and its Related Bodies Corporate are responsible for Financial Assurances in respect of the remainder of any Security Bond Liability from time to time,

and any rights and obligations of the parties regarding the provision, maintenance and removal or release of any such Financial Assurances are to be consistent with the principles set out in this clause 8.8 and clause 8.8A.

(g)	During any Suspension Period, any Current Financial Assurances provided or maintained by the Seller or its Related Bodies Corporate, shall be treated as, and the Seller or its Related Bodies Corporate will have the benefit of the same rights in connection with, a “Delta FA Guarantee” as set out in clause 8.8A and the Buyer and its Related Bodies Corporate acknowledge the rights of a Seller Group Member to enforce its rights on that basis.

(h)	Each party acknowledges that a Seller Group Member, may from time to time, be required to change over or replace any Financial Assurances provided by or on behalf of it (whether as a result of changing the issuer or provider of any Financial Assurances or otherwise) and consents to such change over or replacement being made.

(i)	Prior to the Buyer providing any Financial Assurances under or in connection with the performance of its obligations under this clause 8.8 and/or clause 8.8A, the Buyer must provide copies of the draft form of any such Financial Assurance to the Seller such that the Seller can provide reasonable comments on the terms of those proposed Financial Assurances, which the Buyer must consider and incorporate to the extent it is reasonable to do so.

(j)	The parties acknowledge and agree that the Buyer must pay a cost of 2.75% per annum on the aggregate underlying amount(s) of any Financial Assurances, other than FA Assurances provided in relation to the Security Bond Delta, provided or maintained by or on behalf of the Seller or its Related Bodies Corporate under or in connection with this document which remain outstanding from time to time (Seller Funding Costs). The Seller Funding Costs will accrue and be payable by the Buyer and the Company to the Seller or its Related Bodies Corporate on a monthly basis 10 Business Days after the end of each month.

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(k)	For the avoidance of doubt, any FA Guarantees and/or Financial Assurances in respect of any Security Bond Delta which are provided by or on behalf of the Buyer in connection with the performance of its obligations under clause 8.8(e)(v) will not be treated as a “Delta FA Guarantee” under clause 8.8A.

(7)	inserting the following new clause 8.8A:

“8.8A	Seller Guarantee for Increased Financial Assurances

(a)	Subject to clause 8.8A(m), in the event that, at any time on and from Completion until the FA Guarantee End Date, the Security Bond Liability exceeds the quantum of the Current Financial Assurances or Replacement Current FA Guarantees (if any are in place) in aggregate, the Seller agrees that it or its Related Bodies Corporate will procure that Financial Assurances on behalf of the Company are lodged with the State in an amount equal to the Security Bond Delta at the Seller’s or its Related Bodies Corporate’s cost and at no cost to the Company, the Buyer or any Related Body Corporate of the Buyer (the FA Guarantee).

(b)	The Buyer must notify the Seller within 5 Business Days of becoming aware that:

(i)	in the first instance during the FA Guarantee Period, the Security Bond Liability exceeds the Current Financial Assurances or Replacement Current FA Guarantees (if any are in place) in aggregate; or

(ii)	at any subsequent time during the FA Guarantee Period, if there is any change to the Security Bond Delta from time to time,

(each a FA Guarantee Notice).

(c)	Following receipt of a FA Guarantee Notice, the Seller must promptly do everything reasonably necessary to lodge Financial Assurances with the State in an amount equal to the Security Bond Delta (or the Security Bond Delta not subject to Financial Assurances with the State at that time, as applicable) in accordance with its obligations under the FA Guarantee and, in any event, must do so by the date that Financial Assurances must be lodged with the State in respect of the Security Bond Delta in accordance with the Mining Act, including lodging any duly completed and executed forms as may be required by the State.

(d)	On and from Completion, the Seller agrees to indemnify and hold harmless the Company, the Buyer and its Related Bodies Corporate from and against any Liability that the Company, the Buyer or its Related Bodies Corporate may incur or sustain in connection with the Seller’s failure to comply with the FA Guarantee or the terms of this clause 8.8A.

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(e)	The Seller acknowledges that the Buyer is acting in reliance on the Seller incurring obligations and giving rights under the FA Guarantee and this clause 8.8A.

(f)	The Seller agrees that, from the Final Amendment Execution Date until Completion, it will procure that the Company takes all reasonable actions in accordance with applicable laws to reduce and minimise any Security Bond Delta, including by lodging any duly completed and executed forms required by the State or the Mining Act. It is acknowledged that:

(i)	the Company, in cooperation with, and under the instruction of, the Buyer, has already submitted a replacement Rehabilitation Cost Estimate and accompanying submission to the NSW Resources Regulator on 1 June 2023 for an amount of A$42,042,198.22 (Updated RCE); and

(ii)	it is not the intention of the parties that the Seller or its Related Bodies Corporate are in any way responsible for meeting any future increases in Security Bond Liability which arise out of facts, matters or circumstances outside of those contemplated in the Updated RCE (such as changes or updates to mine operations plans, closure plans and disturbance areas, which occur after Completion).

(g)	The Buyer agrees that, on and from Completion, it will procure that the Company take all reasonable actions in accordance with applicable laws to reduce and minimise any Security Bond Delta, including by promptly lodging any duly completed and executed forms required by the State or the Mining Act.

(h)	To the extent the Security Bond Delta is reduced by the State to an amount less than the Delta FA Guarantees in place with the State at that time, the Seller or its Related Body Corporate may release any Delta FA Guarantees in place and replace them with an updated Delta FA Guarantee in an amount equal to the reduced Security Bond Delta such that the Delta FA Guarantees are equal to the Security Bond Delta outstanding as at that time, and the Buyer agrees to procure that the Company assists the Seller or its Related Bodies Corporate in so replacing or reducing the Delta FA Guarantees by lodging any duly completed and executed forms as may be required by the State.

(i)	On and from the FA Guarantee End Date, and in the event any Delta FA Guarantees are in place with the State at that time and/or TM Indemnification Amounts are in place, the Buyer agrees to use all reasonable endeavours to procure (including through procuring performance by the Company) the full release of any Delta FA Guarantees and/or TM Indemnification Amounts (including by lodging Financial Assurances provided by or on behalf of the Company, the Buyer or its Related Bodies Corporate in amounts equal to any Security Bond Delta applicable at that time) within 30 days after the FA Guarantee End Date (FA Release Period). In the event that, despite using its reasonable endeavours under this clause 8.8A(j), the Buyer is unable to procure the full release of any Delta FA Guarantees and/or TM Indemnification Amounts by the expiry of the FA Release Period, the Buyer must promptly (and in any event, no later than 10 Business Days after the FA Release Period) provide to the Seller a Back to Back Financial Assurance. Drafts of all such Back to Back Financial Assurances must be provided to the Seller by no later than 5 Business Days prior to the aforementioned date.

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(j)	The Buyer agrees to use all reasonable endeavours, including seeking the agreement of any provider of Replacement Current FA Guarantees, to ensure that the Replacement Current FA Guarantees and Excess FA Guarantees, if drawn, are drawn in priority to the Delta FA Guarantees and/or TM Indemnification Amounts (whether contractually or otherwise and whether with the State or between the Buyer, the Seller and any provider of Replacement Current FA Guarantees or Delta FA Guarantees or TM Indemnification Amounts). Where any amount of Replacement Current FA Guarantees, Excess FA Guarantees and/or Delta FA Guarantees are drawn by the State or any Government Agency, the Buyer must promptly provide written notice to the Seller of: (i) the relevant amount(s) drawn; (ii) the reasons (if any) provided for the relevant draw; and (iii) whether the State or any Government Agency has drawn the Replacement Current FA Guarantees, the Excess FA Guarantees, the Delta FA Guarantees or a combination of any of the foregoing.

(k)	Without limiting clause 8.8A(j), on and from Completion, the Buyer agrees to indemnify and hold harmless the Seller and its Related Bodies Corporate from and against any Liability the Seller or its Related Bodies Corporate may incur or sustain in relation to the Delta FA Guarantees and/or TM Indemnification Amounts being drawn (or where the relevant Current Financial Assurance amount is voluntarily cashed out by the relevant provider of that Current Financial Assurance in favour of the State and the State or any Government Agency draws on that cash) in priority to the Replacement Current FA Guarantees and agrees to reimburse and compensate the Seller and its Related Bodies Corporate for any such Liability within 5 Business Day of the relevant amount being drawn.

(l)	The Buyer agrees that from Completion, it will use all reasonable endeavours to procure that the Company enter into formal documentation with the Buyer, the Seller and any Seller Group Member as is reasonably required to give effect to obligations of the Company imposed under, and rights of the Seller or its Related Bodies Corporate pursuant to, this clause 8.8A.

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(m)	Notwithstanding anything to the contrary, each party acknowledges and agrees that:

(i)	neither the Seller nor any Seller Group Member will be required to provide any Financial Assurances with the State in respect of any amounts which exceed the then current FA Delta Cap (“Excess FA");

(ii)	the Buyer and its Related Bodies Corporate will retain full responsibility in respect of any Financial Assurances required in connection with any Excess FA;

(iii)	the Buyer and its Related Bodies Corporate must promptly do everything reasonably necessary to lodge Financial Assurances with the State in an amount equal to the Excess FA (or the Excess FA not subject to Financial Assurances with the State at that time, as applicable) (Excess FA Guarantees) and must do so by the date that Financial Assurances must be lodged with the State in respect of the Excess FA in accordance with the Mining Act, including lodging any duly completed and executed forms as may be required by the State; and

(iv)	on and from Completion, the Buyer agrees to indemnify and hold harmless the Seller and its Related Bodies Corporate (as at the date of this document) from and against any Liability that the Seller or its Related Bodies Corporate may incur or sustain in connection with the Buyer’s failure to comply with any obligations relating to the Excess FA or the terms of this clause 8.8A.

(n)	Each party agrees that to the extent that an indemnity or other benefit is conferred by the provisions of clauses 8.8 and 8.8A in favour of a Seller Group Member who is not a party to this document, the Seller holds the benefit of that indemnity on trust for the relevant Seller Group Member who may enforce their relevant rights under this document.

(o)	As at the date of this document, it is intended that the Replacement Current FA Guarantees will be provided by Tokio Marine to Buyer Group Members under a Surety Bond Facility for AUD$40,000,000 (TM Facility Limit).

(p)	Subject to clause 8.8A(q), in the event that, the Security Bond Liability increases in excess of the TM Facility Limit by an amount up to A$40,000,000 (with such excess being, the TM Facility Excess), in addition to the Seller providing any Delta FA Guarantees under this clause 8.8A, the Seller must (or must procure that its Related Bodies Corporate) provide indemnification to Tokio Marine pursuant to the General Agreement of Indemnity (subject to necessary mechanical changes and any other reasonable changes requested by the Seller or its Related Bodies Corporate) on the basis that the relevant indemnification amount in favour of Tokio Marine is to be 25% of the TM Facility Excess (TM Indemnification Amount). By way of example:

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(i)	where the TM Facility Excess equals A$40,000,000 a relevant Seller Group Member must provide an indemnity in favour of Tokio Marine for a TM Indemnification Amount of $10,000,000;

(ii)	where the TM Facility Excess equals A$20,000,000 a relevant Seller Group Member must provide an indemnity in favour of Tokio Marine for a TM Indemnification Amount of A$5,000,000; and

(iii)	where there is no TM Facility Excess, the relevant Seller Group Member will be under no obligation to provide indemnification in favour of Tokio Marine.

(q)	No Seller Group Member will be required to provide any indemnity in favour of Tokio Marine for amounts greater than the TM Facility Excess to the extent that the TM Facility Excess is greater than A$40,000,000 and each party acknowledges and agrees that the TM Indemnification Amount will under no circumstances exceed an amount of A$10,000,000.

(r)	The obligations under clauses 8.8 and 8.8A will not merge on completion.

(8)	amending and restating clause 6.6(d) of the SSA as follows:

“(d)	[Not used]”

(9)	Schedule 11 (“Financial Assurances”) of the SSA is deleted and replaced with the following:

Issued Date	Provider	Purpose	Guarantee No.	Amount ($A)
11-Apr-2023	Intesa Sanpaolo S.p.A	CML5, MPL1093, MPL1094	No Guarantee Number	A$24,553,000.00
12-Apr-2023	JPMorgan Chase Bank	CML5, MPL1093, MPL1094	AAUSYS003540	A$12,250,000.00
6-Oct-2022	Sumitomo Mitsui Banking Corporation	EL 6223	103434/2022	A$10,000.00
8-Jul-2022	Sumitomo Mitsui Banking Corporation	EL5693	103326/2022	A$37,500.00
11-Apr-2023	Royal Bank of Canada	EL5693	SYD/CB/71245	A$554,000.00
8-Jul-2022	Sumitomo Mitsui Banking Corporation	EL5983	103327/2022	A$10,000.00
8-Jul-2022	Sumitomo Mitsui Banking Corporation	EL6907	103328/2022	A$10,000.00
			TOTAL:	A$37,424,500.00

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7	Psychosocial Claims

Each party acknowledges and agrees that the SSA is amended by:

(1)	inserting the following definition at clause 1.1 (“Definitions”) of the SSA:

“Psychosocial Claim means any Claim arising out of or in connection with:

(a)	any investigations conducted by the specialised mining safety regulator under the Work Health and Safety Act 2011 (NSW) (WHS Act) and related regulations into the Company or any directors or officers of the Company (including any past directors or officers) in relation to psychosocial risks or hazards occurring or alleged to have occurred prior to Completion; or

(b)	any response to, issuance of, or information or matters contained within any notice under section 155 of the WHS which was or is issued to the Company or any directors or officers of the Company (including any past directors and officers) in connection with psychosocial risks or hazards occurring or alleged to have occurred prior to Completion, including the “Notices to Obtain Information, Documents or Evidence” dated 29 December 2022, 20 March 2023 and 13 April 2023.”

(2)	inserting the following new clause 12.22:

“12.22	Psychosocial Claims:

(a)	On and from Completion, upon written request from the Seller, the Buyer agrees to provide, and procure that the Company provides, the Seller and its Representatives with access to any Information, Company Books, Records, files that the Seller reasonably requires for the purposes of the Seller considering, responding or defending any Psychosocial Claim, at the Seller’s cost. The Buyer permits, and agrees to procure that the Company permits, the Seller to keep a copy of any such documents and permits the use, and disclosure to a court, Government Agency or other third party, of those documents in connection with the conduct or defence of any Psychosocial Claim.

(b)	The Buyer must not, and must procure that the Company does not, settle, compromise, make any admission of liability, or make any public announcements concerning any Psychosocial Claim, where any such action or announcement might reasonably be regarded as harmful to the goodwill, reputation, affairs or operation of any Seller Group Member or any former Representative of the Company who was appointed by or employed by a Seller Group Member (as applicable), without:

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(i)	obtaining the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed); or

(ii)	first collaborating in good faith with the Seller or any Seller Group Member in the interests of mutually agreeing any settlement, compromise, admission of liability, public announcement or response to any Psychosocial Claim and, failing such mutual agreement with a reasonable period of time, by taking all reasonable steps and actions to avoid or mitigate any potential harm to the goodwill, reputation, affairs or operation of any Seller Group Member or any former Representative of the Company who was appointed by or employed by a Seller Group Member (as applicable).

(c)	The Buyer acknowledges and agrees that:

(i)	no former Representative of the Company will bear any Liability to the Buyer, the Company or to its Related Bodies Corporate in respect of any act, matter, or thing which occurred before or on Completion that gives rise to or is otherwise connected with a Psychosocial Claim; and

(ii)	the persons referred to in clause 12.22(c)(i) above are entitled to the benefit of this clause 12.22(c) and the Seller holds such benefit on trust for those persons and the Seller is entitled to enforce this clause 12.22(c) on behalf of those persons.”

8	Method for Payment – US & Australian Accounts

Each party acknowledges and agrees that the SSA is amended by amending clause 1.3 (“Method for Payment”) of the SSA as follows:

“1.3	Method for Payment

Each payment required to be made to the Seller, or a Seller Group Member pursuant to this document must be made in US Dollars by direct deposit of immediately available cleared funds to the credit of a combination of an Australian bank account and a United States bank account specified in writing by the Seller or Seller Group Member (as applicable) to the Buyer in such proportion between such accounts as agreed by the parties in good faith.”

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9	General

a)	This letter is governed by the law in force in New South Wales, Australia. The parties submit to the non-exclusive jurisdiction of the courts of that place.

b)	This letter may be signed in counterparts and all such counterparts will, when taken together, constitute one and the same instrument.

10	Acceptance

By countersigning a copy of this letter, each of the Buyer, the Buyer Guarantor, the Re-Domiciled Buyer Guarantor and the Seller acknowledge and agree to the terms of this letter.

EXECUTED as a deed.

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DATED:

EXECUTED by Glencore Operations Australia Pty LIMITED (ACN 128 115 140) in accordance with section 127(1) of the Corporations Act 2001 (Cth) by authority of its directors:	)
)
)
)
)
)
)
/*/ [authorized officer]	)
Signature of director	)	/*/ [auhtorized officer]

	)	Signature of director/company secretary*
	)	*delete whichever is not applicable
Authorized Officer	)
Name of director (block letters))		Authorized Officer

	)	Name of director/company secretary*
	)	(block letters)
	)	*delete whichever is not applicable

EXECUTED by Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758) in accordance with section 127(1) of the Corporations Act 2001 (Cth) by authority of its directors:	)
)
)
)

)
)
/s/ Michael James McMullen	)
Signature of director	)	/s/ Marthinus Jacobus Crouse

	)	Signature of director/company secretary*
	)	*delete whichever is not applicable
)
Michael James McMullen	)
Name of director (block letters))
	)	Marthinus Jacobus Crouse

	)	Name of director/company secretary* (block letters)
	)	*delete whichever is not applicable

SIGNED, SEALED AND DELIVERED by Metals Acquisition Corp in the presence of:	)
	)	Seal
)
)
/s/ Bryony McMullen	)	/s/ Michael James McMullen

Signature of witness	)	Signature of authorised signatory
)
)
Bryony McMullen	)	Michael James McMullen

Name of witness (Block Letters)		Name of authorised signatory (Block Letters)

SIGNED, SEALED AND DELIVERED by Metals Acquisition Limited in the presence of:	)
	)	Seal
)
)
/s/ Bryony McMullen	)	/s/ Michael James McMullen

Signature of witness	)	Signature of authorised signatory
)
)
Bryony McMullen	)	Michael James McMullen

Name of witness (Block Letters)		Name of authorised signatory (Block Letters)